Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HIGHLANDS BANCORP, INC.

TO:         State of New Jersey
Division of Revenue

Pursuant to the provisions of Sections 14A:7-2(2) of the New Jersey Business Corporation Act (“NJBCA”), the undersigned corporation, Highlands Bancorp, Inc. (the "Company"), executes the following Certificate of Amendment to the Certificate of Incorporation.

1.	The name of the corporation is Highlands Bancorp, Inc.

2.	A copy of the resolutions adopted by the Board of Directors of the Company pursuant to 14A:7-2(3) of NJBCA is attached hereto, and made a part hereof, as Exhibit A.

3.	The resolutions attached hereto as Exhibit A were duly adopted by the Board of Directors on July 1, 2011.

4.
The Certificate of Incorporation is further amended so that the designation of each class and series acted upon in the resolutions, and the relative rights, preferences and limitations of each such class and series are the same as stated in the terms set forth on Exhibit B attached hereto.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Incorporation this 22nd day of September 2011.

HIGHLANDS BANCORP, INC.

By:	/s/ George E. Irwin
George E. Irwin
President and Chief Executive Officer

RESOLUTION OF THE
BOARD OF DIRECTORS OF
HIGHLANDS BANCORP, INC.

WHEREAS, as part of the Small Business Jobs Act of 2010 (“SBJA”), the United States Treasury (the “Treasury”) has adopted a program known as the Small Business Lending Fund (“SBLF”) pursuant to which the Treasury will invest up to $30 billion in United States insured depository institutions and/or their holding companies;

WHEREAS, the investment by the Treasury pursuant to the SBLF will be through the issuance of preferred stock with a variable dividend rate dependent upon the Company’s qualifying “small business loans”, as such term is defined by the Treasury;

WHEREAS, this Board has previously authorized the submission of an application for the Company to participate in the SBLF;

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to participate in the SBLF; and

WHEREAS, the Company has been notified by the U.S. Treasury that it has been selected to participate in the SBLF and receive an investment of $6,853,000; and

WHEREAS, in order to close on the investment pursuant to the SBLF, the Company must simultaneously redeem its Class A and Class B Preferred Shares, issued to the Treasury in connection with the Company’s participation in the Capital Purchase Program (the “CPP Shares”)

NOW, THEREFORE, BE IT RESOLVED that this Board of Directors hereby approves, ratifies and confirms the actions of the officers of the Company with respect to the submission of an application to participate in the SBLF; and be it further,

RESOLVED, that the Company is authorized to issue to the Treasury a stock certificate evidencing six thousand eight hundred fifty three (6,853) shares of Series C Preferred Stock in accordance with the rights set forth in the Certificate of Amendment, in the form which is annexed hereto and made a part hereof, with such changes as may be required by the U.S. Treasury as part of the SBLF; and be it further,

RESOLVED, that the President and Chief Executive Officer, and any other such officer as he may designate, be and hereby is authorized to finalize and execute any such documents, and to take all such steps he (or they) shall deem necessary or appropriate to redeem the CPP Shares; and be it further

RESOLVED, that the President and Chief Executive Officer, and any other such officer as he may designate, be and hereby is authorized to finalize and execute any such documents, and to take all such steps he (or they) shall deem necessary or appropriate to effectuate the purposes of these Resolutions to participate in the SBLF and to ensure the due authorization of the Series C Preferred Stock; and be it further

RESOLVED; that the Board of Directors hereby and in all respects approves, ratifies and confirms any actions prior to the date hereof taken with respect to the amending the Certificate of Incorporation of the Company in connection with participation in the SBLF; and be it further

RESOLVED, that any actions heretofore taken in furtherance of the actions authorized herein prior to the date hereof by the President and other officers or agents of the Company with respect to the foregoing Resolutions, be and hereby are in all respects approved, ratified and confirmed.

Exhibit “B”

Certificate of Amendment to the Certificate of Incorporation
with respect the Designations, Numbers,
Relative Rights, Preferences and Limitations
of Senior Non-Cumulative Perpetual Preferred Stock, Series C

In accordance with the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to the Certificate of Incorporation:

1.            The name of the Corporation is Highlands Bancorp, Inc.

2.            Article 3(a)(i)(1) of the Certificate of Amendment filed with the State of New Jersey on September 19, 2011 is deleted in its entirety and replaced as follows:

       (1)           With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be 1.6513936%.

3.            Article 3(e) of the Certificate of Amendment filed with the State of New Jersey on September 19, 2011 is deleted in its entirety and replaced as follows:

(e)           Special Lending Incentive Fee Related to CPP.  If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on July 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016 the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”).  All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

4.            This Amendment was duly adopted by the Board of Directors of the Corporation on the 1st day of July, 2011.

IN WITNESS WHEREOF, I, George E. Irwin, the President and Chief Executive Officer, have signed this Certificate of Amendment to the Certificate of Incorporation on the 22nd day of September 2011.

HIGHLANDS BANCORP, INC.

By:	/s/ George E. Irwin
George E. Irwin
President and Chief Executive Officer